Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for its

Fourth Quarter and Fiscal Year Ended September 30, 2021

McLean, VA, November 15, 2021: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its fourth quarter and fiscal year ended September 30, 2021. Please read the Company’s Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the investors section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	September 30, 2021	June 30, 2021	Change	% Change
Total investment income	$14,361	$13,666	$695	5.1%
Total expenses, net of credits	(7,522)	(7,062)	(460)	6.5

Net investment income	6,839	6,604	235	3.6
Net investment income per common share	0.199	0.195	0.004	2.1
Cash distribution per common share	0.195	0.195	—	—
Net realized gain (loss)	(110)	6,531	(6,641)	(101.7)
Net unrealized appreciation (depreciation)	26,014	4,819	21,195	439.8
Net increase (decrease) in net assets resulting from operations	32,743	17,954	14,789	82.4
Weighted average yield on interest-bearing investments	10.3%	10.5%	(0.2)%	(1.9)
Total invested	$27,551	$53,192	$(25,641)	(48.2)
Total repayments and net proceeds	2,791	54,428	(51,637)	(94.9)

As of:	September 30, 2021	June 30, 2021	Change	% Change
Total investments, at fair value	$557,612	$506,372	$51,240	10.1%
Fair value, as a percent of cost	102.0%	97.1%	4.9%	5.0
Net asset value per common share	$9.28	$8.52	$0.76	8.9

For the Year Ended:	September 30, 2021	September 30, 2020	Change	% Change

Total investment income	$53,794	$47,959	$5,835	12.2%
Total expenses, net of credits	(27,672)	(22,796)	(4,876)	21.4

Net investment income	26,122	25,163	959	3.8
Net investment income per common share	0.79	0.81	(0.02)	(2.5)
Cash distribution per common share	0.78	0.81	(0.03)	(3.7)
Net realized gain (loss)	3,180	(8,883)	12,063	(135.8)
Net unrealized appreciation (depreciation)	54,997	(18,153)	73,150	(403.0)
Net increase (decrease) in net assets resulting from operations	84,299	(1,873)	86,172	NM
Weighted average yield on interest-bearing investments	10.6%	11.0%	(0.4)%	(3.6)
Total invested	$181,841	$149,906	$31,935	21.3
Total repayments and proceeds	139,273	78,755	60,518	76.8

As of:	September 30, 2021	September 30, 2020	Change	% Change

Total investments, at fair value	$557,612	$450,400	$107,212	23.8%
Fair value as a percent of cost	102.0%	91.1%	10.9%	12.0
Net asset value per common share	$9.28	$7.40	$1.88	25.4

NM – not meaningful

Fourth Fiscal Quarter 2021 Highlights:

•	Portfolio Activity: Invested $27.6 million in existing portfolio companies for net originations of $24.8 million after repayments and net proceeds.
•	Portfolio Mix/Yields: Secured first lien assets rose to 66.3% of the portfolio at cost.
•	Portfolio Performance: Portfolio companies continued to perform well, generating equity and loan market value appreciation of $26.0 million, and we ended the quarter with no assets on non-accrual.
•	Net Asset Value: Increased 8.9%, from June 30, 2021, to $318.4 million, or $9.28 per share, as of September 30, 2021.
•	Conservative Capital Base: Maintained a debt-to-equity ratio of 77.9%.

Fourth Fiscal Quarter 2021 Results:

Total investment income during the quarters ended September 30, 2021 and June 30, 2021 was $14.4 million and $13.7 million, respectively. The quarter over quarter increase was primarily due to a $0.5 million increase in interest income, driven by an increase in the average principal balance of our interest-bearing investment portfolio of $24.0 million, or 5.2%, quarter over quarter.

Total expenses increased by 6.5% quarter over quarter, primarily due to a $0.4 million decrease in fee credits granted by the Adviser.

Net investment income for the quarter ended September 30, 2021 was $6.8 million, an increase of 3.6%, as compared to the prior quarter, or $0.20 per share.

The net increase in net assets resulting from operations was $32.7 million, or $0.98 per share, for the quarter ended September 30, 2021, compared to $18.0 million, or $0.53 per share, for the quarter ended June 30, 2021. The current quarter increase was driven by net investment income and $26.0 million in net appreciation due to improvement in the financial and operational performance across our portfolio companies.

Fiscal Year Ended 2021 Results:

Total investment income during the years ended September 30, 2021 and September 30, 2020 was $53.8 million and $48.0 million, respectively. The year over year increase was primarily due to a $3.9 million increase in interest income, driven by $1.1 million in payments of past due interest from a portfolio company previously on non-accrual status, as well as an increase in the average principal balance of our interest-bearing investment portfolio of $44.8 million, or 10.7%, year over year.

Expenses, net of any non-contractual, unconditional and irrevocable credits to fees from the Adviser, increased $4.9 million, or 21.4%, for the year ended September 30, 2021, as compared to the prior year. This increase was primarily due to a $2.1 million decrease in credits to fees from the Adviser, a $1.5 million increase in interest expense on borrowings, and a $1.1 million increase in the gross base management fee.

Net investment income for the year ended September 30, 2021 was $26.1 million, an increase of 3.8%, as compared to the prior year, or $0.79 per share.

The net increase in net assets resulting from operations was $84.3 million, or $2.54 per share, for the year ended September 30, 2021, compared to the net decrease in net assets resulting from operations of $1.9 million, or $0.06 per share, for the year ended September 30, 2020. The current year increase was driven by net investment income, $3.2 million in net realized gains, and $55.0 million in net appreciation, due to improvement in the financial and operational performance across our portfolio companies.

Subsequent Events: Subsequent to September 30, 2021, the following significant events occurred:

•	Portfolio Activity:

•	In October 2021, we invested $26.3 million in Engineering Manufacturing Technologies, LLC through secured first lien debt and equity.

•	In November 2021, our investment in Medical Solutions Holdings, Inc. paid off at par for net proceeds of $6.0 million.

•

In November 2021, our investment in Lignetics, Inc. was sold, which resulted in success fee income of $1.6 million. In connection with the sale, we received net cash proceeds of approximately $47.2 million, including the repayment of our debt investment of $29.0 million at par.

•	In November 2021, our investment in Prophet Brand Strategy paid off at par for net proceeds of $13.1 million. In conjunction with the payoff, we received a prepayment fee of $0.1 million.

•	Debt Offering: In November 2021, we completed a private placement of 3.75% notes due 2027 with an aggregate principal amount outstanding of $50.0 million.

•	Debt Redemption: On November 1, 2021, we voluntarily redeemed our 5.375% notes due in 2024 with an aggregate principal amount outstanding of $38.8 million.

•	Distributions and Dividends Declared: In October 2021, our Board of Directors declared the following monthly distributions to common stockholders:

Record Date	Payment Date	Distribution per Common Share
October 22, 2021	October 29, 2021	$0.065
November 19, 2021	November 30, 2021	0.065
December 23, 2021	December 31, 2021	0.065

Total for the Quarter		$0.195

Comments from Gladstone Capital’s President, Bob Marcotte: “We are pleased to report that our portfolio has continued to perform well as reflected in last quarter’s appreciation which lifted our net asset value by 8.9% and our cumulative ROE for the last two years to 16.5% while maintaining our conservative leverage position. We believe these results affirm the resilience and attraction of our lower middle market investment strategy, and while our shareholders should benefit from this NAV appreciation, it also provides support for our continuing to scale the portfolio and grow our net investment income and shareholder distributions.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Tuesday, November 16, 2021, at 8:30 a.m. EST. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through November 23, 2021. To hear the replay, please dial (877) 660-6853 and use playback conference number 13722588. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the investors section of the Company’s website.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly-traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly-traded Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-K, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-K for the year ended September 30, 2021, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.